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Pricing Supplement dated May 4, 2004 			    Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and			File No. 333-113680
Prospectus Supplement dated April 2, 2004)

			TOYOTA MOTOR CREDIT CORPORATION

		   Medium-Term Note, Series B - Floating Rate
_______________________________________________________________________________
Principal Amount: $161,000,000		  Trade Date: May 4, 2004
Issue Price: See "Plan of Distribution"	  Original Issue Date: May 7, 2004
Initial Interest Rate:  See "Additional   Net Proceeds to Issuer: $160,903,400
   Terms of the Notes -- Interest"	  Principal's Discount
Interest Payment Period: Quarterly	     or Commission: 0.06%
Stated Maturity Date: May 8, 2006
_______________________________________________________________________________

Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
    [X]  Regular Floating Rate Note	     [ ]  Floating Rate/Fixed Rate Note
    [ ]  Inverse Floating Rate Note	 	     (Fixed Rate Commencement
             (Fixed Interest Rate): 		      Date):
    [ ]  Other Floating Rate Note		     (Fixed Interest Rate):
              (see attached)

  Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
             [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
             [X]  LIBOR     [ ]  Treasury Rate	     [ ]  Other (see attached)
                         If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                     [X]  Telerate Page: 3750

  Initial Interest Reset Date: August 8, 2004	  Spread (+/-): -0.03%
  Interest Rate Reset Period: Quarterly	    	  Spread Multiplier:  N/A
  Interest Reset Dates: the 8th of each February, Maximum Interest Rate: N/A
    May, August and November
  Interest Payment Dates: the 8th of each         Minimum Interest Rate:  N/A
    February,May, August and November 	          Index Maturity: 3 month
    commencing August 8, 2004			  Index Currency:  U.S. dollars

Day Count Convention:
   [ ]  30/360 for the period from       to
   [X]  Actual/360 for the period from May 7, 2004 to May 8, 2006
   [ ]  Other (see attached)

Redemption:
   [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
   [ ]	The Notes may be redeemed prior to Stated Maturity Date.
            Initial Redemption Date: N/A
            Initial Redemption Percentage: N/A
            Annual Redemption Percentage Reduction: N/A

Repayment:
   [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ]	The Notes can be repaid prior to the Stated Maturity Date
           at the option of the holder of the Notes.
	Optional Repayment Date(s):
        Repayment Price:     %
Currency:
        Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
        Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
        Total Amount of OID:
        Yield to Maturity:
        Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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			___________________________
				  HSBC
			J.P. Morgan Securities Inc.

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		       ADDITIONAL TERMS OF THE NOTES

Interest

	The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to three month LIBOR determined on May 5, 2004 minus 0.03%.


Plan of Distribution

        Under the terms of and subject to the conditions of an Appointment Agreement dated May 4, 2004 and an Appointment Agreement Confirmation dated May 4, 2004 (collectively, the "HSBC Agreement") between TMCC and HSBC Securities (USA) Inc. ("HSBC"), HSBC, acting as principal, has agreed to purchase and TMCC has agreed to sell $111,000,000 in principal amount of the Notes at 99.94% of their principal amount.

        Under the terms of and subject to the conditions of a terms agreement under a Distribution Agreement dated April 2, 2004 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. ("JPMorgan") and Morgan Stanley & Co. Incorporated (the "JPMorgan Agreement"), JPMorgan, acting as principal, has agreed to purchase and TMCC has agreed to sell $50,000,000 in principal amount of the Notes at 99.94% of their principal amount.

        HSBC and JPMorgan may each resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

        Under the terms and conditions of the HSBC Agreement and the JPMorgan Agreement, the obligations of HSBC and JPMorgan to purchase the Notes are several and not joint, and in the event of a default by either HSBC or JPMorgan, TMCC will issue the notes to the other dealer and the size of the
offering will be correspondingly reduced.   Under the terms and conditions of
the HSBC Agreement and the JPMorgan Agreement, each of HSBC and JPMorgan is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation are taken.